EXHIBIT 99.1

McMoRan Exploration Co. Announces

Increased Interest in Main Pass 299 Oil Reserves

NEW ORLEANS, LA, December 29, 2004 – McMoRan Exploration Co. (NYSE: MMR) today announced  it has reached an agreement to acquire K1 USA Energy Production Corporation’s (K1 USA) 66.7 percent interest in K-Mc Venture I LLC (K-Mc I), bringing McMoRan's ownership in K-Mc I to 100 percent.  K-Mc I owns the oil production facilities and related oil reserves at Main Pass Block 299.  McMoRan will repay the venture’s debt totaling $8.0 million and release K1 USA from future abandonment obligations related to the facilities.

As previously reported, the storm center of Hurricane Ivan passed within 20 miles east of Main Pass 299 in September 2004.  Oil production from Main Pass 299 is currently shut-in following extensive damage to a third-party offshore terminal facility which provided throughput services for the sale of Main Pass 299 sour crude oil. Before Hurricane Ivan, the Main Pass 299 field was producing approximately 2,800 barrels of oil per day.  McMoRan is currently evaluating alternative plans for the future sale of Main Pass 299 production.  K-Mc I maintains certain insurance which is expected to partially mitigate the impact of the storm event.

The facilities to be used for the proposed Main Pass Energy HubTM  were essentially undamaged by Hurricane Ivan.  The transaction does not affect K1's rights to participate as a passive equity investor in 15 percent of McMoRan's equity in Main Pass Energy HubTM or its warrants or stock ownership in McMoRan.

K1 USA is a wholly owned subsidiary of k1 Ventures Limited.  k1 Ventures Limited invests in a wide range of investments across diverse sectors.  The Company is domiciled and incorporated in the Republic of Singapore and is listed on the Singapore Exchange Securities Trading Limited.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan is available on its internet website "www.mcmoran.com".

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